Exhibit 99
FOR IMMEDIATE RELEASE

Contact:	Investor Relations Department
(954) 883-1000
investor.relations@applicamail.com
Applica Incorporated Announces New Term Loan
and Provides Liquidity Update and 2006 Earnings Guidance
     Miramar, Florida (October 21, 2005) — Applica Incorporated (NYSE: APN) today announced that it has entered into a secured term loan agreement with Mast Credit Opportunities I, (Master) Ltd. to borrow $20 million. The term loan is subordinate to Applica’s senior revolving credit facility and matures in November 2009. Applica will use the proceeds from the term loan to repurchase from Mast $5 million of its 10% senior subordinated notes due 2008 at 98% of par value. The balance of the proceeds will be used to pay down its senior revolving credit facility. Mast currently owns approximately 5.8% of the outstanding common stock of Applica.
     “The funds we received from Mast will provide Applica with further flexibility to more effectively address strategic initiatives as we enter 2006,” stated Harry D. Schulman, Applica’s President and Chief Executive Officer. “We have maintained a sufficient level of borrowing availability under our senior revolving credit facility to fund our seasonal peak in working capital and we have never experienced any interruption in the supply of products to our customers as a result of liquidity issues. In fact, throughout 2005 we have maintained an average monthly availability of at least $30 million. Today, including the loan from Mast, we have approximately $44 million in availability,” added Schulman.
     Currently, Applica must maintain an average monthly availability of $20 million under its senior credit facility and has a daily availability block of $15 million.
     In connection with the new term loan, Applica provided Mast with limited financial projections for 2006. Management currently expects that sales for the year ended December 31, 2006 will total approximately $580 million and gross margins will be approximately 30.5%. Management anticipates that selling, general and administrative operating expenses for 2006 will be approximately 27.0% and operating income will be 3.5% of sales. Depreciation and amortization for 2006 is expected to be approximately $12 million, interest expense is expected to be approximately $11.5 million and the average debt outstanding is expected to be approximately $135 million. Management expects to record net earnings of approximately $7.7 million for the year ended December 31, 2006.
     As previously announced, due to the unpredictable nature of restructuring and other charges that may be incurred as a result of its strategic initiatives, Applica has not updated its outlook for earnings guidance for 2005. The guidance for 2006 is limited to the summary outlined above and Applica does not intend to update this guidance at any time. As the process of strategically repositioning the Company is expected to conclude near the end of 2005, Applica will re-evaluate this policy next year.
     The term loan from Mast bears interest at LIBOR plus 6.25% (currently 10.4%) In connection with the repayment of the term loan, after June 30, 2006 Applica is required to pay Mast an exit fee that increases on a periodic basis beginning with 1% to a maximum of 4% of the principal amount of the loan. In consideration of the loan transaction, Applica paid Mast commitment and closing fees totaling $225,000.
     Applica will hold a conference call on Thursday, November 3, 2005 at 11:00 a.m., Eastern Standard Time, to discuss its third-quarter results and trends in operations. Live audio of the conference call will be simultaneously broadcast over the Internet and will be available to members of the news media, investors and the general public. Broadcast of the event can be accessed on the Company’s website, www.applicainc.com, by clicking on the Investor Relations page. You may also access the call via CCBN at www.streetevents.com. The event will be archived and available for replay through Thursday, November 10, 2005.
     Applica Incorporated and its subsidiaries are marketers and distributors of a broad range of branded small household appliances. Applica markets and distributes kitchen products, home products, pest control products, pet care products and personal care products. Applica markets products under licensed brand names, such as Black & Decker®, its own brand names, such as Windmere®, LitterMaid®, Belson® and Applica®, and other private-label brand names. Applica’s customers include mass merchandisers, specialty retailers and appliance distributors primarily in North America, Latin America and the Caribbean. Additional information regarding the Company is available at www.applicainc.com.
     Certain matters discussed in this news release are forward-looking statements. Such statements are indicated by words or phrases such as “anticipates,” “projects,” “management believes,” “Applica believes,” “intends,” “expects,” and similar words or phrases. Such forward-looking statements are subject to certain risks, uncertainties or assumptions and may be affected by certain other factors, including the specific factors set forth below:
•	Applica purchases a large number of products from one supplier. Transition issues and production-related risks with this supplier could jeopardize its ability to realize anticipated sales and profits.

•	Applica depends on third party suppliers for the manufacturing of most of its products, which subjects it to additional risks that could adversely affect its business.

•	Increases in costs of raw materials, such as plastics, steel, aluminum and copper, could result in increases in the costs of Applica’s products, which will reduce its profitability.

•	Applica’s debt agreements contain covenants that restrict its ability to take certain actions. Applica would face liquidity and working capital constraints if it violates any of these covenants.

•	Applica’s business could be adversely affected by retailer inventory management.

•	Applica depends on purchases from several large customers and any significant decline in these purchases or pressure from these customers to reduce prices could have a negative effect on its business.

•	Applica’s business could be adversely affected by currency fluctuations in its international operations, particularly in light of the decision of the Chinese government to de-peg the value of the yuan to the U.S. dollar.

•	Applica’s business could be adversely affected by changes in trade relations with China.
     Other risks and uncertainties are detailed in Applica’s Securities and Exchange Commission filings, including the Annual Report on Form 10-K for the year ended December 31, 2004. Should one or more of these risks, uncertainties or other factors materialize, or should underlying assumptions prove incorrect, actual results, performance, or achievements of Applica may vary materially from any future results, performance or achievements expressed or implied by the forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements. Applica undertakes no obligation to publicly revise any forward-looking statements to reflect events or circumstances that arise after the date hereof.